Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310 sghiglieri@neurogesx.com	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Victoria Aguiar (media) (646) 536-7013 vaguiar@theruthgroup.com

NeurogesX Announces Resignation of EVP of Research and

Development and Chief Medical Officer Jeffrey K Tobias, MD

Dr. Tobias to Consult on Near Term Clinical and Regulatory Activities

San Mateo, Calif., (September 27, 2011) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, announced today the resignation of Jeffrey K Tobias MD, EVP, CMO effective October 16th, 2011. Dr. Tobias has agreed to serve as a consultant to the Company providing advice on clinical and regulatory matters, which are anticipated to include the unblinding of data from the currently ongoing Phase 2 study in NGX-1998, as well as the recently submitted sNDA for Qutenza in patients with HIV-PN.

NeurogesX has commenced an executive search for a Chief Medical Officer.

Anthony DiTonno, President and Chief Executive Officer, commented, “Jeff has contributed so much to our success that we are sad to see him leave and wish him good luck in his new opportunity. Jeff has been a valued member of management since November 2005 and has overseen the clinical development of Qutenza and NGX-1998, a topically applied liquid formulation containing a high concentration of capsaicin. His professionalism and dedication to the NeurogesX is reflected in his agreement to consult for the Company.”

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company has submitted a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN) also known as HIV-associated neuropathy (HIV-AN) and HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient enrollment and dosing has been completed in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: the submission of a supplemental new drug application for label expansion of Qutenza and expectations regarding the consulting services expected to be performed by Dr. Tobias. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in receipt of FDA approval of the sNDA to expand the U.S. label for Qutenza for the management of pain due to HIV-PN; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza, including as a result of physician or patient reluctance to use Qutenza; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; and unexpected or increased expenses in the commercialization and continued development of Qutenza or the development of NGX-1998. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.